Exhibit 99.2

STERLING PARTNERS COMPLETES ACQUISITION OF INNOTRAC

Chicago and Atlanta – Jan. 6, 2014 – Innotrac Corporation (NASDAQ: INOC) (“Innotrac”), Blue Eagle Holdings, L.P. (“Parent”), and Blue Eagle Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Purchaser”), today announced the successful completion of the previously-announced acquisition by Purchaser and Parent of Innotrac. Parent and Purchaser are affiliates of Sterling Partners, a growth-oriented investment firm with more than $5 billion of assets under management.

Following the completion of the cash tender offer for all of the outstanding shares of common stock of Innotrac at a price per share of $8.20, Purchaser consummated the acquisition of Innotrac through a “short-form” merger. In the merger, Innotrac stockholders that did not tender their shares in the tender offer will receive the same $8.20 price per share.

Innotrac common stock will cease trading on NASDAQ at market close on January 6, 2014, and will no longer be listed.

About Sterling Partners

Sterling Partners is a private equity firm with a distinct point of view on how to build great companies. Founded in 1983, Sterling has invested billions of dollars, guided by the company’s stated purpose, INSPIRED GROWTH™, which describes Sterling’s approach to buying differentiated businesses and growing them in inspired ways. Sterling focuses on investing growth capital in small and mid-market companies in industries with positive, long-term trends – education, healthcare, and business services. Sterling provides valuable support to the management teams of the companies in which the firm invests through a deep and dedicated team of operations and functional experts based in the firm’s offices in Chicago, Baltimore and Miami.

The people at Sterling believe in ideas and ideals, in people and partnerships that drive long-term success. For more information, please visit www.sterlingpartners.com.

About Innotrac

Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a best-in-class commerce provider integrating digital technology, fulfillment, contact center and business intelligence solutions to support global brands.  Innotrac’s fulfillment, order management and contact center solutions are integrated with all major web platforms, and seamlessly integrate with any required partner technologies.  Innotrac employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands. Connect with Innotrac at www.innotrac.com or http://www.linkedin.com/company/innotrac.

Media Contact

Samantha Nelson, on behalf of Sterling Partners

Samantha.nelson@edelman.com

+1 212-704-4589